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                         Pacific Century Financial Corporation
                 Exhibit 99 - Statement Regarding Computation of Ratios
                         Six Months Ended June 30, 2000 & 1999



   (in millions of dollars)                                       2000       1999

   Earnings:
   1.  Income Before Income Taxes                                  $70.7     $119.5
   2.  Plus:  Fixed Charges Including Interest on Deposits         242.0      226.4
                                                                  ------     ------
   3.  Earnings Including Fixed Charges                            312.7      345.9
   4.  Less:  Interest on Deposits                                 139.0      129.8
                                                                  ------     ------
   5.  Earnings Excluding Interest on Deposits                    $173.7     $216.1
                                                                  ======     ======

   Fixed Charges:
   6.  Fixed Charges Including Interest on Deposits               $242.0     $226.4
   7.  Less:  Interest on Deposits                                 139.0      129.8
                                                                  ------     ------
   8.  Fixed Charges Excluding Interest on Deposits               $103.0      $96.6
                                                                  ======     ======

   Ratio of Earnings to Fixed Charges:
       Including Interest on Deposits (Line 3 divided by Line 6)     1.3 x      1.5 x
       Excluding Interest on Deposits (Line 5 divided by Line 8)     1.7 x      2.2 x

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